UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2011

JUHL WIND, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	20-4947667
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1502 17th Street SE
Pipestone, MN	56164
(Address of principal executive offices)	(Zip code)

507.777.4310
(Registrant’s telephone number including area code)

996 190th Avenue
Woodstock, MN 56186
(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

JUHL WIND, INC.

Forward-Looking Statements
This report includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Juhl Wind’s current expectations about its future results, performance, prospects and opportunities. Juhl Wind has tried to identify these forward-looking statements by using words and phrases such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plan,” “should,” “typical,” “preliminary,” “hope,” or similar expressions. These forward-looking statements are based on information currently available to Juhl Wind and are subject to a number of risks, uncertainties and other factors that could cause Juhl Wind’s actual results, performance, prospects or opportunities for 2011 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements and specifically those statements referring to the projects mentioned herein.  New projects are subject to large, third party risks that may not be in control of Juhl Wind including the timing of funding and actual construction. Revenue estimates for all wind farms owned and operated by Juhl Wind Inc. are subject to variations due to turbine availability, actual wind available on an annual basis and other operating risks outlined in company filings.  These risks are referenced in Juhl Wind’s current 10K or as may be described from time to time in Juhl Wind’s subsequent SEC filings; and such factors as incorporated by reference.

Item 1.01                       Entry into a Material Definitive Agreement

Introduction and Background

As disclosed in previous filings with the U.S. Securities and Exchange Commission (the “Commission”), the Valley View wind farm project is a 10MW wind-powered electric generating facility in Murray County, Minnesota (the “Valley View Project”) developed by Juhl Wind and its affiliates (“Juhl Wind”).  The Valley View Project achieved commercial operation in November 2011 and recently completed debt and equity financing arrangements in conjunction with the commencement of its commercial operations.   Valley View Transmission, LLC (“Valley View Transmission”) is the owner and operator of the Valley View Project.  The ownership structure within Valley View Transmission includes limited liability company entities for which Juhl Wind and its subsidiary, Juhl Renewable Assets, Inc., (formerly known as Juhl Wind Asset Investment, Inc.) (“Juhl Renewable Assets”), possess ownership interests, rights and obligations that we believe are material to Juhl Wind.

Pursuant to the $13 million financing agreement Valley View Transmission signed in March 2011, certain events were required by Banco Sabadell, S.A., as agent for the project lenders to trigger conversion from construction loan financing to term loan financing, including the commercial operation of the Valley View Project.  Juhl Wind facilitated the raise of additional equity capital for the Valley View Project in its role as project developer.   The raise was required for the closing of the term loan conversion financing for Valley View Transmission.

The ownership in Valley View Transmission, the project owner and operator, consists of a 99% ownership in the financial rights and 49% of governing rights by Valley View Wind Investors, LLC (“Valley View Wind Investors”).   Valley View Wind Investors, in turn is owned by Juhl Valley View, LLC (“Juhl Valley View”), (90% interest) and Gamesa Energy USA, LLC (“Gamesa Energy”), (10% interest).  The investor members in Juhl Valley View include Juhl Renewable Assets as set forth below.

Finally, in order to secure the required capital to enable the term conversion to occur, Juhl Wind also agreed to guarantee certain payments to investors in the event that Juhl Valley View fails to make payments to investors as required by the terms of their investments and has the ability to acquire additional equity in the project from certain investors, as set forth below.

Geo Investors Guaranty Agreements

A Guaranty Agreement, dated as of November 30, 2011, was entered into by Juhl Wind (as the “Guarantor”), for the benefit of Geo Investors Renewable Infrastructure Fund, LP, a Delaware limited partnership (“Geo Investors”).  To facilitate an investment by Geo Investors in Juhl Valley View, Juhl Wind provides certain guarantees as set forth below:

•
Juhl Wind, guarantees, as primary obligor and not merely as surety, the timely payment of any and all guaranteed payments required to be paid to Geo Investors under the Juhl Valley View Operating Agreement as and when due.  The payments due to Geo Investors amount to a 12% return on its investment.

•
Juhl Wind, guarantees, as primary obligor and not merely as surety, the timely payment of any and all amounts payable upon exercise of a put right by Geo Investors; provided, however, that Juhl Wind shall have up to six months from the date that Juhl Valley View fails to pay the purchase price for the Put Right (“Put Right Payment”) to make such Put Right Payment, and should Juhl Wind fail to make the Put Right Payment within such six month period, the principal amount owed by Juhl Wind to Geo Investors shall be increased by an additional 10%.

•	Any payment on any of the foregoing guarantee items would create an obligation for repayment of such advanced amount by Juhl Valley View.

Guarantee to Pearl Nicholas Trust

In connection with certain subscription for membership units of Juhl Valley View, dated November 29, 2011, by and between  Juhl Valley View and the Pearl Nicholas Trust (the “Purchaser”), Juhl Valley View agreed, with respect to Purchaser’s option (“Put Right”) to require Juhl Valley View to purchase all or any of its units in Juhl Valley View then held by the Purchaser for a price in cash equal to the present value of the (i) estimate future distributions to be made to Purchaser net of (ii) estimated future income allocations for which no distributions are projected to be made (“Put Right Purchase Amount”).  If Juhl Valley View fails to pay in full the Put Right Purchase Amount in cash on the due date, Juhl Valley View shall issue a promissory note with a maturity date not exceeding 36 months and pay interest thereon.

Further, Juhl Renewable Assets guarantees in a letter agreement, dated as of November 29, 2011, as primary obligor and not merely as surety, the timely payment to the Purchaser of any and all amounts payable by Juhl Valley View to the Purchaser pursuant to the terms of the Juhl Valley View Letter Agreement or promissory note issued by Juhl Valley View pursuant thereto.

Any payment on such guarantee would create an obligation for repayment of such advanced amount by Juhl Valley View.

Juhl Renewable Assets Investment in Juhl Valley View

On November 29, 2011, Juhl Renewable Assets entered into two subscription agreements, whereby it purchased units of membership interests of Juhl Valley View for a total of approximately $1.851 million (1,350,001 Common Membership Units and 500,000 Class B Preferred Membership Interests).  As a result of the investment purchases, Juhl Renewable Assets has a 36.6% voting interest in Juhl Valley View, and has an additional 13.9% voting power through a voting trust arrangement with three other investors.    Pursuant to such Subscription Agreement, Juhl Valley View agreed to invest all subscription amounts received as part of the Offering (as defined therein) into Valley View Wind Investors, which owns 99% financial rights and 49% governing rights of Valley View Transmission.

Termination of Gamesa Energy $1.8 million guarantee and Gamesa Energy Put Right

In March 2011, as disclosed in previous filings with the Commission, Juhl Wind had guaranteed the payment obligations of Valley View Transmission to Gamesa Energy under a Turbine Supply Agreement between such parties.   The maximum liability was $1,800,000 if warranty obligations survive five year term as described in such Turbine Supply Agreement, or $1,275,000 if warranty obligations are not extended for such five year period, as set forth in such Turbine Supply Agreement.

The payments required under the Turbine Supply Agreement have now been met in connection with the equity raise as described in the introduction hereinabove, and such Juhl Wind guaranty in favor of Gamesa Energy has been terminated.

At any time until two (2) years after the Valley View Project achieves commercial operation  (which such two-year date is November 2013), Gamesa Energy shall have the option (the “Put”) to require Juhl Wind to purchase all, but not less than all, of the membership interests held by Gamesa Energy to Juhl Wind. The Put may be exercised, if at all, by Gamesa Energy giving written notice to Juhl Wind (the “Put Notice”), which notice shall provide for a closing (the “Put Closing”) on the later of the second anniversary of commercial operation or one hundred eighty (180) days after the delivery of the Put Notice.  The purchase price for the membership interests of Gamesa Energy shall be equal to the aggregate capital contributions of Gamesa Energy plus interest at the rate of twelve percent (12%) per annum on the balance from time to time of the capital account of Gamesa Energy, less any distributions of cash to Gamesa Energy previously paid under this Operating Agreement for Valley View Wind Investors, effective February 16, 2011.

Consolidation

Based upon the new ownership structure that has occurred upon project completion, we believe that the Valley View Project will be treated as a variable interest entity (VIE) and therefore will be consolidated with Juhl Wind financials, adding approximately $25 million of total assets and approximately $19 million of nonrecourse project financing liabilities to our 2011 year-end consolidated balance sheet.  The development and construction of the Valley View Project was not previously consolidated as a variable interest entity in our recent financial statement filings since our project involvement at that time did not have characteristics of a controlling financial interest that would warrant such VIE accounting treatment. The Valley View Project is estimated to generate approximately $2.1 million in annual revenue.

Item 9.01                       Financial Statements and Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description

10.1	Form of Guaranty Agreement dated as of November 30, 2011 between Geo Investors Renewable Infrastructure Fund, L.P. and Juhl Wind, Inc.

10.2	Form of Juhl Wind Valley View, LLC letter agreement for Pearl Nicholas Trust, dated November 29, 2011

10.3	Form of Juhl Wind Asset Investment, Inc. letter agreement with Pearl Nicholas Trust, dated as November 29, 2011

10.4	Form of Subscription Agreement dated as of November 29, 2011 between Juhl Valley View, LLC and Juhl Wind Asset Investment, Inc.

99.1	Juhl Wind, Inc., Press Release, dated December 21, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 3, 2012	JUHL WIND, INC.

	By:	/s/ John Mitola
John Mitola
President